Exhibit 2.1
AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
     This Amended and Restated Asset Purchase Agreement (the “Agreement”), made as of this 3rd day of September, 2005, by and among LINCARE INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 19387 U.S. 19 North, Clearwater, Florida 33764; MED 4 HOME INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 19387 U.S. 19 North, Clearwater, Florida 33764 (together hereinafter referred to as “Buyer”); UNITED STATES PHARMACEUTICAL GROUP, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (hereinafter referred to as “Seller” or “Company”); and NATIONSHEALTH, INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 13650 N.W. 8th Street, Sunrise, Florida 33325 (hereinafter referred to as “Owner”) amends, restates, and supercedes the Asset Purchase Agreement executed by the parties on September 2, 2005 (the “Effective Date”). Buyer desires to purchase, and Seller wishes to sell to Buyer, all of the assets and business related to the respiratory equipment, aerosol inhalation therapy equipment and respiratory medications services and other respiratory therapy and respiratory-related durable medical equipment products, supplies, and services that are specifically described below (the “Business”), upon the following terms and conditions:
1. (a) Subject to the terms and conditions set forth in this Agreement, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, the following tangible and intangible assets relating to the Business: (i) list of all customers of the Business delivered to Buyer electronically on September 1, 2005 (hereinafter referred to as the “Customer List”); (ii) the original and all copies of customer files, (including, but not limited to, prescriptions and the original certificates of medical necessity, the original physicians orders and assignments of benefits and the original of any other evidence of medical necessity related to equipment or services being rendered, and the original of any other information supporting the billing), for all customers who are identified on the Customer List and who are designated as having only respiratory illness but not diabetes or an ostomy-related condition, except that without limiting the scope of Paragraph 9 hereof, Seller may retain a copy of such customer files; (iii) copies of customer files, (including, but not limited to, copies of prescriptions and copies of certificates of medical necessity, copies of physicians orders and copies of assignments of benefits and copies of any other evidence of medical necessity related to equipment or services being rendered, and copies of any other information supporting the billing), for all customers who are identified on the Customer List and who are designated as having both respiratory illness and diabetes or an ostomy-related condition, and Seller shall, without limiting the scope of Paragraph 9 hereof, retain possession of all original customer files pertaining to customers who are identified on the Customer List and who are designated as having both respiratory illness and diabetes or an ostomy-related condition, including without limitation the original assignments of benefits for such customers; (iv) the current referral list of the Business, which includes the name of the referring physician; (v) all equipment, supplies, and medications in inventory related to the Business or resident with a customer of the Business (a listing of all equipment, supplies, and medications in inventory is set forth in Schedule I hereto); (vi) all of the business of the Business; and (vii) all other assets identified on Schedule II hereto. All of such assets identified in these Paragraphs 1(a) and (b) are hereinafter referred to collectively as the “Assets.”
     (b) Seller represents that it has not billed and agrees that it will not bill for any equipment, products, supplies or services provided relating to the Business and provided from and after the Effective Date to any customers of the Business, it being agreed that the right to any and all such billings shall be included in the Assets purchased by Buyer and shall be for the sole benefit of Buyer. Buyer acknowledges that Seller is not precluded by this Agreement from billing customers identified on the Customer List for equipment, products, supplies, and services (i) that were provided by Seller prior to the Effective Date or (ii) that were or are provided by Seller before, on, or after the Effective Date and that are unrelated to the Business.
     (c) Buyer shall not purchase and acquire, and same are specifically excluded under the Agreement, the following assets (“Excluded Assets”) of Seller in respect of the Business: (i) the cash and cash equivalents of the Business owned by Seller and on hand at the close of business on the day immediately prior to the Effective Date (ii) all of the accounts receivable of the Business on hand on the Effective Date, and all liabilities and obligations related thereto; (iii) any and all licenses, permits, supplier numbers or other regulatory approvals of Seller; (iv) all contracts of the Seller; and (v) any assets of the Seller or Owner not otherwise included among the Assets as defined herein. For all assets not purchased, Buyer assumes no liability associated therewith.
     (d) Seller shall have the obligation to pay off in full all Assets, including without limitation any operating and capital leases and rental agreements related to the Business and the payment of any purchase options or other similar payments relating to any of such Assets and to deliver to Buyer title to all Assets, including without limitation leased and rented Assets, free and clear of any Encumbrances (as such term is defined herein). If the Encumbrances are not satisfied prior to the Effective Date, Buyer, after written notice to Seller if feasible, providing Seller with five (5) business days to cure such obligations, will (i) make payment to satisfy those obligations directly to the third parties and (ii) deduct that amount from the purchase price paid to Seller on the Effective Date or deduct that amount from its other payment obligations under this Agreement.
2. In consideration of the purchase and sale of the Assets and Business hereunder, Buyer agrees to pay to Seller, or its designee, a total purchase price of Sixteen Million and no/100 Dollars ($16,000,000.00), payable as follows: (a) Fourteen Million Four Hundred Thousand and no/100 Dollars ($14,400,000.00) will be paid by Buyer on the Effective Date; (b) Eight Hundred Thousand and no/100 Dollars ($800,000.00) shall be payable, without interest, six (6) months after the Effective Date, subject to the terms and conditions of this Agreement; and (c) Eight Hundred Thousand and no/100 Dollars ($800,000.00) shall be payable, without interest, twelve (12) months after the Effective Date, subject to the terms and conditions of this Agreement.
3. Buyer shall not assume nor be responsible for any debts, liabilities or obligations of Seller or Owner or the Business of any nature whatsoever, and Seller and Owner shall indemnify, jointly and severally, Buyer from and against any such debts, liabilities or obligations in accordance with the provisions of Paragraph 8 of this Agreement. If Buyer reasonably deems it necessary or appropriate to make payment of any such liability or debt, after written notice to Seller if feasible, providing Seller with five (5) business days to cure, Buyer shall have the right to deduct such amount or amounts from its payment obligations under this Agreement.
4. Seller and Owner represent, warrant and covenant, jointly and severally, as follows:
     (a) Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all necessary limited liability company powers to own the Assets and to operate the Business as now owned and operated by it. Neither Owner nor Seller has knowledge of any fact which could give rise to any liability or obligation of the Seller whatsoever, liquidated or unliquidated, actual or contingent, criminal or civil, whether or not covered by insurance, relating to the Business for which adequate provision has not been made by the Seller. Seller and Owner represent and warrant that there has been no material adverse change in the assets, liabilities, financial performance or capitalization of the Seller’s Business since June 30, 2005.
     (b) The Assets are free and clear of any restrictions or conditions to sale, conveyance or transfer and are free and clear of all liens, mortgages, pledges, encumbrances, leases, agreements, contracts, rental agreements, charges, claims, security interests, taxes, conditions or restrictions of any nature or description whatsoever (all of the foregoing are referred to herein collectively as “Encumbrances”). If the Assets are not free and clear of any Encumbrances on the Effective Date, after written notice to Seller if feasible, providing Seller with five (5) business days to cure, Buyer may make full payment to any appropriate third party to release the Encumbrance and deduct such amount or amounts from its payment obligations under this Agreement.
     (c) Seller has complied with, and is not in violation of, any federal, state, or local statutes, laws, ordinances, rules, regulations, codes or standards which affect the operation of the Business, including, without limitation, any federal or state government funded health care program and the provisions of the federal fraud and abuse statutes, laws, rules and regulations. Seller further represents, warrants, and covenants that, in respect of the transaction described herein, Seller has complied with and will comply with any legal or regulatory requirements of the applicable state board of pharmacy to include but not be limited to any notice and record-keeping obligations. All billings by Seller in respect to customers of the Business: (i) arose from valid sales or rentals in the ordinary course of business; (ii) relate to equipment or products provided to customers covered under the Medicare, Medicaid or private insurance program, each of which customers, who are among those set forth in the Customer List, were qualified under such programs to receive such products or services, or were provided on a direct bill basis; and (iii) were prepared and submitted by Seller with all the complete and correct forms, documents, test results and other information necessary to receive payment with respect to each such billing in conformity with all applicable legal and contractual requirements. There are no claims, lawsuits, arbitrations, government proceedings, investigations or audits pending relating to the Business to which Seller or any of its directors, officers or employees is a party (as plaintiff, defendant or otherwise) or which relate to any of the ownership interests in the Business or the Assets. To the best of Seller’s knowledge, there are no grounds for the filing or receipt of any other claim or the commencement of any other lawsuit, arbitration or proceeding by or against, or investigation of, Seller in respect of the Business or involving the assets of, or equity interests in, the Business or the Assets. The parties understand and agree that Buyer does not assume the liability or responsibility for any such claim or litigation which has been asserted or which might be asserted and arose from actions prior to the Effective Date.
     (d) Seller has not received nor has it applied for any cash advances in respect of the Business from any Medicare, Medicaid or third party public or private insurance program or carrier, whether or not any such cash advance has been repaid to or recouped by such insurance program or carrier. Within ten (10) days of Seller’s receipt of Buyer’s invoice, Seller shall reimburse Buyer for the amount of any such advances which are deducted by any such payor from amounts billed by Buyer after the Effective Date or, if Buyer still has payment obligations under the Agreement, Buyer shall deduct such amount from its payment obligations.

     (e) The Customer List is a complete list identifying each customer of the Business (identifying respiratory medications customers, identifying those customers with nebulizers, and identifying those customers designated as having only respiratory illness and those customers with both respiratory illness and diabetes or an ostomy-related condition) to whom Seller is currently supplying any equipment, products, supplies or services, and Seller has no reason to believe that the Customer List, in its electronic format, is incompatible with Buyer’s information systems. For each such customer, the Customer List includes the customer’s correct name, address and payor account number and the equipment, products (in the case of prescriptions, the prescription information, date of prescription, the initial date of service, the date of last shipment, the prescribing physician, next call-back date, next shop date, compliance call data and any other information necessary to service the customer), supplies and services currently supplied to such customer by Seller in connection with the Business. Except as otherwise indicated on the Customer List, each customer included on the Customer List has been duly qualified by the appropriate payor for reimbursement for services rendered by the Business or is on a direct bill basis. Seller and Owner represent and warrant that, as of the Effective Date, the Customer List is an accurate and complete list of 33,000 unique customers who have been shipped unit dose respiratory medications and who have not cancelled service. With respect to 30,878 of such customers, as of the Effective Date, Seller has all appropriate documentation necessary to bill the appropriate payor for same. In the event Buyer determines after the Effective Date that, as of the Effective Date, the Seller was providing respiratory medications to fewer than the represented number of unit dose respiratory medications customers, Buyer shall have the right, in addition to its other rights hereunder (including its right to indemnification), to deduct an appropriate amount per missing or shortfall customer from its payment obligations under the Agreement.
     (f) Seller is the only equitable and legal owner of the Business. The business of the Business has been conducted in substantially the same manner since June 30, 2005 and, except as otherwise disclosed on Schedule III hereto, there has not been any: (i) transaction by Seller relating to the Business except in the ordinary course of business as conducted on that date; (ii) material change in the condition (financial or otherwise) of the liabilities, assets, equity, properties, business, or prospects of the Business; (iii) change in business or accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Seller in respect of the Business; (iv) revaluation by Seller of any of the Assets of the Business; (v) lease, sale or transfer of any tangible or intangible asset of the Business, except in the ordinary course of business and for fair market value; (vi) entry into, or amendment or termination of, any contract, agreement, or license related to the Business, except in the ordinary course of business and upon fair market value, terms and conditions; (vii) waiver or release of any right or claim of Seller in respect of the Business, except in the ordinary course of business and upon fair market value, terms and conditions; (viii) other event or condition of any character that has, or might reasonably have, a material and adverse effect on the financial condition, business, assets, or prospects of the Business; and (ix) agreement by Seller to do any of the things described in the preceding clauses (i) through (viii).
     (g) Neither this Agreement nor the consummation of the transactions contemplated hereby violate or shall violate any federal, state or local statute, law, regulation, rule, code, standard, ordinance, order, writ, judgment, injunction, decree, determination or award, including, without limitation, any provisions of the Federal Bankruptcy Act or any federal, state or local law with respect to fraudulent conveyances or transfers or any such similar law, or any term or provision of the Certificate of Formation or operating agreement, or result in the breach of or default under any instrument or agreement to which Seller is a party, or require the consent or approval of any third party, which has not been obtained.
     (h) Seller has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement, and any required approvals or consents of any persons have been obtained. The execution, delivery and performance of this Agreement has been duly authorized by Seller’s managers, and a copy of such resolutions so authorizing the execution, delivery and performance of this Agreement, certified by the Secretary of Seller, has been delivered to Buyer.
     (i) All representations, warranties, covenants and agreements made by Seller in this Agreement or in any writing, certificate, schedule, exhibit, statement, list (including without limitation the Customer List), report, instrument, or other document furnished or delivered to Buyer in connection with, or in contemplation of, this Agreement, or the purchase and sale of the Assets shall be true on and as of the Effective Date with the same effect as if made on and as of Effective Date, and shall survive the execution, delivery and performance of this Agreement and the Effective Date.
5. Buyer represents, warrants and covenants as follows:
     (a) Lincare Inc. and Med 4 Home Inc. are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Lincare Inc. and Med 4 Home Inc. are duly qualified to do business in and are in good standing in all of the states of the United States in which, to the best of their knowledge and belief, the character of their properties or the nature of their businesses require them to be so qualified.
     (b) Buyer has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement, and no approvals or consents of any persons are required. The execution, delivery and performance of this

Agreement and the transactions contemplated hereby have been duly authorized by Lincare Inc.’s and Med 4 Home Inc.’s Boards of Directors.
     (c) Buyer will duly observe proper confidentiality obligations in accordance with applicable law, rule or regulation with respect to any confidential customer records duly transferred by Seller to Buyer hereunder.
     (d) Neither this Agreement nor the consummation of the transactions contemplated hereby violate or shall violate any federal, state or local statute, law, regulation, rule, code, standard, ordinance, order, writ, judgment, injunction, decree, determination or award, or any term or provision of the Certificate of Incorporation or by-laws, or result in the breach of or default under any instrument or agreement to which Buyer is a party, or require the consent or approval of any third party, which has not been obtained.
     (e) To Buyer’s knowledge, on the Effective Date, the data contained in the Customer List are compatible with Buyer’s information systems. In the event Buyer reasonably determines after the Effective Date that such data are not compatible, without waiving its rights or remedies herein, Buyer may request Seller’s cooperation in achieving compatibility. In the event Buyer reasonably determines that supplemental data relating to the customers on the Customer List are required to ensure Buyer may operate the Business, without waiving its rights or remedies herein, Buyer may request that Seller provide such supplemental data. Seller agrees to cooperate promptly and in good faith in the event Buyer makes such a request.
     6. Buyer and Seller shall share equally the amount of all taxes, excises and other governmental charges and/or fees, if any, payable in connection with the sale, conveyance, transfer, assignment and delivery of the Assets hereunder (including, without limitation, all sales, use, property, transfer, filing or recording taxes or fees). Seller shall be responsible for the costs of obtaining all notices and consents and for the preparation of all necessary assignments in connection with the sale, conveyance, transfer, assignment and delivery of the Assets to Buyer hereunder. If Buyer reasonably deems it necessary to pay any such charge on behalf of Seller, Buyer, after written notice to Seller if feasible, providing Seller with five (5) business days to cure, shall deduct such amount from its payment obligations under this Agreement.
7. (a) Legal and equitable title to the Assets shall pass to Buyer effective as of 11:59 p.m. on the Effective Date.
     (b) Buyer, Seller, and Owner will, at any time, and from time to time, after the Effective Date, execute and deliver such further instruments of conveyance and transfer and take such additional action as may be reasonably necessary to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.
     (c) Seller shall be responsible for all income, franchise, sales, property or other tax liabilities, including, without limitation, any interest and penalties thereon, which are attributable to operation or ownership of the Business or Assets for periods prior to the Effective Date. Buyer shall be responsible for any such taxes attributable to its operation or ownership of the Business or the Assets for periods on or following the Effective Date. Any such taxes requiring apportionment shall be pro-rated on the basis of the fiscal year covered by such taxes. If Seller shall have paid any taxes for which Buyer is responsible as aforesaid, or if Buyer will pay taxes for which Seller is responsible as aforesaid, appropriate adjustments will be made by the parties as promptly as practicable. However, if Buyer reasonably deems it necessary or appropriate, Buyer, after written notice to Seller if feasible, providing Seller with five (5) business days to cure, shall deduct such amount, if any, from its payment obligations under this Agreement.
8. (a) Seller and Owner shall, jointly and severally, defend, indemnify and hold Buyer, its parent, subsidiaries, affiliates, directors, officers, and employees harmless from, against, and in respect of, any and all claims, demands, lawsuits, investigations, proceedings, losses, obligations, assessments, fines, penalties, administrative orders, costs, expenses, liabilities and damages including interest, penalties and reasonable attorneys’ fees which arise or result from or relate to: (i) Seller’s or Owner’s breach of, or failure to perform, any of its respective representations, warranties, covenants, agreements or obligations contained in this Agreement or in any writing, certificate, exhibit, statement, list, report, instrument or other document furnished or delivered to Buyer in connection with this Agreement; (ii) Buyer being required to assume or discharge any debt, liability or obligation of Seller or Owner of any nature whatsoever (including, without limitation, any liability under any federal, state or local bulk transfer or fraudulent conveyance laws); or (iii) any debt, liability or obligation imposed upon Buyer as a result of, or which relates to Seller’s ownership or operation of the Business or the Assets prior to the Effective Date (including, without limitation, any liability under any federal, state or local bulk transfer or fraudulent conveyance laws).
     (b) Buyer shall defend, indemnify and hold Owner, Seller, and Seller’s parent, subsidiaries, affiliates, managers, directors, officers, and employees harmless from, against, and in respect of, any and all claims, demands, lawsuits, proceedings, losses, obligations, assessments, fines, penalties, administrative orders, costs, expenses, liabilities and damages including interest, penalties and reasonable attorneys’ fees which arise or result from or relate to: (i) Buyer’s breach of, or failure to perform, any of its representations, warranties, covenants, agreements or obligations contained in this Agreement or in any writing, certificate, exhibit, statement, list, report, instrument or other document furnished or delivered to Seller in connection with this Agreement; (ii) Seller or Owner being required to assume or discharge any debt, liability or obligation of Buyer of any nature whatsoever; or (iii) any debt, liability or obligation imposed upon Seller or Owner as a result of, or which relates to, Buyer’s ownership or operation of the Assets from and after the Effective Date.
     (c) The indemnification rights provided for in this Paragraph 8 shall be in addition to, and shall not restrict or impair in any respect, any other rights or remedies of either party at law or equity.
9. (a) In consideration of Buyer’s purchase of the Business and the Assets, Owner, Company, each of Company’s parents and shareholders, and each of Owner’s and Company’s subsidiaries and affiliates (for purposes of this Covenant Not to Compete, “affiliate” with respect to the Owner shall mean only a “controlled affiliate”) (singly hereinafter called the “Covenantor”), hereby agrees not to engage, directly or indirectly, in the business of marketing, advertising, selling, leasing, renting, distributing, or otherwise providing oxygen, oxygen equipment, aerosol inhalation therapy equipment and respiratory medications that are delivered through a nebulizer in a unit dose, nasal continuous positive airway pressure devices, home sleep studies and related therapy equipment, or any other respiratory therapy or durable medical equipment, products or supplies (except as set forth in this paragraph immediately below) to customers in their homes or other alternative site care facilities within the United States of America (the “Competitive Business”), for a period commencing on the Effective Date and continuing for a period of five (5) years thereafter (the “Covenant Not to Compete”). Notwithstanding anything in the foregoing to the contrary, no Covenantor will be barred from engaging, directly or indirectly, in the business of marketing, advertising, selling, leasing, renting, distributing, or otherwise providing (i) insulin pumps, glucose monitors, test strips, and any other products, supplies, or services relating only to diabetics, (ii) ostomy supplies, and (iii) pharmaceutical products and services under Medicare Part D, except in no event shall any Covenantor engage directly or indirectly in the business of marketing, advertising, selling, leasing, renting, distributing, or otherwise providing unit dose respiratory medications that are delivered through a nebulizer for a period of five (5) years from and after the Effective Date. Covenantor shall not be deemed to be engaging “directly or indirectly in the business of marketing” if Covenantor markets pharmaceutical products and services under Medicare Part D on behalf of Cigna, pharmacy benefit managers, or any other insurance company, with which Covenantor is in privity.
     (b) Without limiting the generality of the provisions of Paragraph 9(a) hereof, this Covenant Not to Compete shall be construed so that Covenantors shall also be in breach hereof if any Covenantor is a shareholder, member, investor, trustee, agent, principal or partner of, consultant or advisor to or for, or a subcontractor or manager for, a person, firm, corporation, partnership, joint venture, association, trust or other entity which is engaged in the Competitive Business, or if any Covenantor receives any compensation or remuneration in exchange for products or services provided to aid such person, firm, corporation, partnership, joint venture, association, trust or other entity’s Competitive Business or owns, directly or indirectly, any outstanding stock or shares or has a beneficial or other financial interest in the stock or assets of any such person, firm, corporation, partnership, joint venture, association, trust or other entity engaged in the Competitive Business (except as otherwise allowed under Paragraph 9(a) hereof). Notwithstanding anything to the contrary contained in this Paragraph 9, Covenantors shall not be deemed to be in breach hereof solely by reason of owning, in the aggregate, an interest of less than one percent (1%) of the shares of any company traded on a national securities exchange or in the over the counter market. This Covenant Not to Compete shall also be construed to prohibit each Covenantor from engaging in any of the following: (i) hiring, offering to hire, enticing away or in any other manner persuading or attempting to persuade any officer, employee or agent of Buyer to discontinue his or her relationship with Buyer; and (ii) directly or indirectly soliciting, diverting or taking away, or attempting to solicit, divert or take away any customers or business Seller had enjoyed or solicited prior to the date hereof in respect of the Business or which Buyer may enjoy or solicit after the date hereof; provided, however, that these provisions in no way restrict Seller from soliciting or otherwise engaging in activities with customers on the Customer List, so long as such solicitation and other activities are unrelated to the Competitive Business and so long as such solicitation is permitted under applicable law and governmental regulations. Covenantors acknowledge and agree that the provisions of this Covenant Not to Compete are an inducement for, and a condition precedent to, Buyer’s entering into this Agreement and that Buyer is specifically relying on covenant in entering into and performing its obligations under this Agreement.
     (c) It is expressly understood and agreed by Covenantors that it shall be a breach of this Covenant Not to Compete for a Covenantor to assist in any way any affiliated group, any parent, subsidiary or affiliate, any business associate, or any other person, firm, corporation, partnership, joint venture, association, trust or other entity, to engage in any activity which a Covenantor is prohibited from engaging in by this Covenant Not to Compete.
     (d) Covenantors agree that the remedy at law for any breach of any obligation under this Paragraph 9 will be inadequate and that in addition to any other rights and remedies to which it may be entitled hereunder, at law or in equity, Buyer shall be entitled to injunctive relief, and reimbursement for all reasonable attorneys’ fees and other expenses incurred in connection with the enforcement hereof.
     (e) Notwithstanding any provision herein to the contrary, in the event that all or a majority of the stock in the Company or in its direct or indirect parent is sold, assigned, transferred or otherwise conveyed to an unaffiliated entity, or in the event that the Company or its direct or indirect parent undergoes any change through consolidation, merger, share exchange or similar transaction with an unaffilated entity resulting in a change in control of the Company or its direct or indirect parent, then the surviving entity shall not be deemed to be in violation of the Covenant Not to Compete if it is engaged in the business of marketing, advertising, selling, leasing, renting, distributing, or otherwise providing (1) respiratory medications to nursing homes or assisted living facilities; or (2) oxygen, oxygen equipment, aerosol inhalation therapy equipment, durable medical equipment, or respiratory medications, so long as such service is not provided to patients that are billed by such surviving entity to the federal Medicare program.
10. (a) In consideration of Company’s sale of the Business and Assets, Buyer, each of its parents and shareholders, and each of its subsidiaries and affiliates (singly hereinafter called the “Buyer Covenantor”), hereby agrees not to engage directly in marketing, advertising, or otherwise promoting to any customer on the Customer List, who has a respiratory illness and either a diabetes or an ostomy-related condition, or soliciting any such customers on the Customer List to obtain from Buyer Covenantor, any product or services relating to diabetes or any ostomy supplies or services provided by Covenantor after the date hereof, for a period commencing on the Effective Date and continuing for a period of three (3) years from and after the Effective Date (the “Buyer Covenant Not to Compete”). Notwithstanding anything in the foregoing to the contrary, Buyer Covenantor shall not be in violation of this Buyer Covenant Not to Compete in the event any such customer contacts Buyer, without having been solicited by Buyer, to provide either diabetes or any ostomy supplies or services. The parties hereto understand and agree that the Buyer Covenant Not to Compete is applicable only to those customers listed on the Customer List, who have a respiratory illness and either a diabetes or an ostomy-related condition, and is not applicable to any customers on the Customer List, who are identified as having neither a diabetes or ostomy-related condition, and is not applicable to any other customers of the Buyer not included on such list, including without limitation any customers to whom Buyer may provide services in the future in connection with the Business.
     (b) Without limiting the generality of the provisions of Paragraph 10(a) hereof, this Buyer Covenant Not to Compete shall be construed so that the Buyer Covenantor shall also be in breach hereof if any Buyer Covenantor is a shareholder, trustee, agent, principal or majority partner of, to, or for a person, firm, corporation, partnership, joint venture, association, trust or other entity which is engaged in the activities prohibited under Paragraph 10(a) hereof, or owns, directly or indirectly, any outstanding stock or shares or has a beneficial or other financial interest in the stock or assets of any such person, firm, corporation, partnership, joint venture, association, trust or other entity engaged in the activities prohibited under Paragraph 10(a) hereof. Notwithstanding anything to the contrary contained in this Paragraph 10, Buyer Covenantor shall not be deemed to be in breach hereof solely by reason of owning, in the aggregate, an interest of less than one percent (1%) of the shares of any company traded on a national securities exchange or in the over the counter market. This Buyer Covenant Not to Compete shall also be construed to prohibit each Buyer Covenantor from engaging in directly soliciting, diverting or taking away, or attempting to solicit, divert or take away any customers of Seller who are on the Customer List and who are using Seller as a provider of diabetic supplies or ostomy products and supplies. Notwithstanding anything to the contrary contained in this Paragraph 10, Buyer Covenantor shall not be deemed to be in breach hereof in the event any such customer contacts Buyer, without having been solicited by Buyer, for the provision of diabetic supplies or ostomy products and supplies. Buyer Covenantor acknowledges and agrees that the provisions of this Buyer Covenant Not to Compete are an inducement for, and a condition precedent to, Seller’s entering into this Agreement and that Seller is specifically relying on covenant in entering into and performing its obligations under this Agreement.
     (c) It is expressly understood and agreed by the Buyer Covenantor that it shall be a breach of this Buyer Covenant Not to Compete for a Buyer Covenantor to assist in any way any affiliated group, any parent, subsidiary or affiliate, any business associate, or any other person, firm, corporation, partnership, joint venture, association, trust or other entity, to engage in any activity which a Buyer Covenantor is prohibited from engaging in by this Buyer Covenant Not to Compete.
     (d) Buyer Covenantor agrees that the remedy at law for any breach of any obligation under this Paragraph 10 will be inadequate and that in addition to any other rights and remedies to which it may be entitled hereunder, at law or in equity, Seller shall be entitled to injunctive relief, and reimbursement for all reasonable attorneys’ fees and other expenses incurred in connection with the enforcement hereof.
11. Without limiting any other rights and remedies to which Buyer may be entitled, at law or in equity, if Seller materially breaches or misrepresents those warranties or representations of material fact set forth herein and such material breach or misrepresentation has an adverse effect upon Buyer, upon which the parties hereby agree Buyer relied, then the parties agree that Buyer has insufficient remedy at law and that, at any time from the Effective Date until ninety (90) days after the Effective Date, Buyer shall have the right to rescind this Agreement, including any agreements and contracts executed therewith or on even date therewith, and the Agreement shall be void ab initio.
12. For a period of three (3) years from and after the Effective Date, in the event a customer inquires telephonically with Seller as to the location of the Business, Seller will advise such customer in substantial accordance with that certain script set forth in Schedule IV hereof. Notwithstanding anything in the foregoing to the contrary, after one year after the Effective Date,

Seller may use commercially reasonable efforts in advising such customer in substantial accordance with that certain script set forth in Schedule IV hereof. Seller agrees to cease providing the advice set forth in the script promptly upon written notice from Buyer directing Seller to cease. The parties acknowledge that the script may require periodic updates to comport with then-existing circumstances. The parties agree to cooperate in good faith in updating such script from time to time.
13. (a) The parties acknowledge that there is no requirement, condition or agreement that Seller or any of its subsidiaries or affiliates, or any of their respective officers, directors, members, shareholders, or employees, or any other person or entity, refer any customers to Buyer for the provision of equipment, products or services. The parties further acknowledge that no portion of the purchase price is to be in return for the purchasing, leasing, renting or ordering of any product or services from Buyer or referring any customer to Buyer. Furthermore, any officer, director, member, shareholder or employee of Seller or any of its parents, subsidiaries or affiliates who is in a position to refer patients to Buyer shall remain free to recommend care and treatment for their patients to any supplier which in their medical judgment is in the patient’s best interests.
     (b) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.
     (c) The terms and conditions of this Agreement (including the Schedules hereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral. The Schedules attached to this Agreement constitute an integral part hereof for all purposes, including, without limitation, the construction and interpretation of the respective rights and obligations of the parties hereto. This Agreement shall inure to the benefit of and be binding on the parties and their respective successors, assigns, legal representatives and heirs. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment without such consent shall be void; provided, however, that Buyer shall have the right at any time, and from time to time, to assign this Agreement to its parent or any affiliate or subsidiary or any successor to its business, without the consent of the other parties to this Agreement and provided, however, that Buyer does not object to Seller or Owner granting a security interest in all payments under the Agreement to CapitalSource Finance, LLC. No amendment or modification of this Agreement or waiver of the terms or conditions hereof shall be binding upon any party unless approved in writing by such party or by an authorized representative of such party. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provisions, nor in any way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce any such provisions. This Agreement has been negotiated at arm’s length among the parties, and each of the parties shall be deemed to have participated in the preparation of this Agreement and this Agreement shall not be construed more strictly against one party than the other.
     (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
     (e) All notices, requests, demands, reports, statements or other communications required to be given hereunder or relating to this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the party to whom notice is to be given, or on the date of receipt if mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, and properly addressed to any such party at the address listed for such party in this section. Any party may at any time direct in writing that all communications or particular communications or particular types of communications be delivered to specific designees other than those specified herein by notifying the other parties in the manner prescribed herein. Notices hereunder shall be sent to the following:
To Seller:           NationsHealth, Inc.
13650 N.W. 8th Street
Sunrise, Florida 33325
Attention: Chief Executive Officer
McDermott Will & Emery LLP
201 S. Biscayne Boulevard
Suite 2200
Miami, Florida 33131
Attention: Ira J. Coleman, Esq.
To Buyer:          Lincare Inc.
19387 U.S. 19 North
Clearwater, FL 33764
Attention: Legal Department.

14. Buyer and Seller agree, upon reasonable notice by a requesting party, at reasonable times, and at the requesting party’s expense, to make copies of records and documents (including without limitation customer files) directly related to the Business for the requesting party. Seller agrees that, upon reasonable request by Buyer, at reasonable times, and at Buyer’s expense, to make available the original documents retained by Seller under Paragraph 1(a)(iii) hereof. Buyer agrees that, upon reasonable request by Seller, at reasonable times, and at Seller’s expense, to make available the original documents retained by Buyer under Paragraph 1(a)(ii) hereof. Buyer and Seller agree to retain all such records and documents as required by applicable law.
15. Neither Seller, Owner, nor Buyer shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other. Notwithstanding anything in the foregoing to the contrary, the Seller, Owner, or Buyer may make a public disclosure, which such disclosing party believes in good faith is required by applicable law, regulation or stock market rule.
     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

LINCARE INC.
By:	/s/ Paul W. Tripp

	Title:	Acquisitions Attorney

MED 4 HOME INC.
By:	/s/ Paul W. Tripp

	Title:	Acquisitions Attorney

UNITED STATES PHARMACEUTICAL GROUP, LLC
By:	/s/ Glenn M. Parker

	Title:	Chief Executive Officer

NATIONSHEALTH, INC.
By:	/s/ Glenn M. Parker

	Title:	/s/ Chief Executive Officer